Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner/ Julie Oakes/ Kate Thompson 212-355-4449
Compass Diversified Reports Third Quarter 2020 Financial Results

Branded Consumer Performance Drives Strong Third Quarter Operating Results, Increasing CAD from Prior Year

Completes Platform Acquisition of Performance Fit Innovator BOA Technology Subsequent to Quarter-End

Achieves Milestone as Cumulative Distributions Paid Increase to Over $20 per Share Since CODI's IPO

Westport, Conn., October 28, 2020 - Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended September 30, 2020.

Third Quarter 2020 Highlights

•	Reported net sales of $418.9 million;

•	Reported net income of $20.9 million;

•	Reported non-GAAP Adjusted EBITDA of $73.9 million;

•	Reported Cash Provided by Operating Activities of $24.5 million and non-GAAP Cash Flow Available for Distribution and Reinvestment ("CAD") of $43.5 million;

•	Announced platform acquisition of BOA Technology Inc., which closed in October;

•	Appointed Katie Melzer as Managing Director and Head of Business Development;

•	Completed the accretive add-on acquisition of Polyfoam Corp by CODI’s subsidiary Foam Fabricators;

•
Paid a third quarter 2020 cash distribution of $0.36 per share on CODI's common shares in October 2020, bringing cumulative distributions paid to $20.0352 per common share since CODI's IPO in May of 2006; and

•
Declared a quarterly cash distribution of $0.453125 per share on the Company's 7.250% Series A Preferred Shares, $0.4921875 per share on the Company's 7.875% Series B Preferred Shares, and $0.4921875 per share on the Company's 7.875% Series C Preferred Shares payable on October 30, 2020;

"The competitive advantage gained through our permanent capital structure has never been more apparent,” said Elias Sabo, CEO of Compass Diversified. “CODI’s strong performance in the third quarter is a testament to our differentiated model and the outperformance of our branded consumer businesses. Our team continues to execute on our acquisition strategy amid heightened uncertainty, and we are pleased to have completed the acquisition of another growing and aspirational brand, BOA Technology. As we continue to transform our portfolio, BOA joins a strong lineup of branded consumer business, including Marucci, 5.11,

Velocity Outdoor and Liberty Safe. As a whole, our branded consumer businesses exceeded expectations again this quarter, benefiting from ongoing consumer demand in outdoor categories.”

Mr. Sabo continued, “CODI’s unique model has proven resilient and looking ahead, we are poised to continue creating long-term shareholder value by executing on our strategy and returning substantial capital with our $1.44 per common share annual distribution. We are pleased to have achieved an important milestone in the third quarter, as our cumulative distributions increased to more than $20 per share, representing our strong track record of paying consistent and sizeable distributions since CODI's IPO in May of 2006.”

Mr. Sabo concluded, “As we approach year end, we remain incredibly proud of all that our team has accomplished in managing the uncertainty of the pandemic. We have positioned our diverse set of subsidiary companies for continued long-term success and we are eager to build upon this momentum in the quarters and years to come.”

Operating Results
Net sales for the quarter ended September 30, 2020 were $418.9 million, as compared to $388.3 million for the quarter ended September 30, 2019.

Net income for the quarter ended September 30, 2020 was $20.9 million, as compared to net loss of $26.5 million for the quarter ended September 30, 2019. CODI recorded a $33.4 million impairment at its Velocity Outdoor subsidiary during the quarter ended September 30, 2019.

Adjusted EBITDA (see "Note Regarding Use of Non-GAAP Financial Measures" below) for the quarter ended September 30, 2020 was $73.9 million, as compared to $63.8 million for the quarter ended September 30, 2019.

Liquidity and Capital Resources
For the quarter ended September 30, 2020, CODI reported Cash Provided by Operating Activities of $24.5 million, as compared to Cash Provided by Operating Activities of $22.9 million for the quarter ended September 30, 2019.

CODI reported CAD (see "Note Regarding Use of Non-GAAP Financial Measures" below) of $43.5 million for the quarter ended September 30, 2020, as compared to $30.2 million for the prior year's comparable quarter. CODI's CAD is calculated after taking into account all interest expenses, cash taxes paid, preferred distributions and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, CAD excludes the gains from monetizing interests in CODI's subsidiaries, which have totaled over $1.0 billion since going public in 2006.

CODI's weighted average number of shares outstanding for the quarter ended September 30, 2020 was 64.9 million, and for the quarter ended September 30, 2019 was 59.9 million.

As of September 30, 2020, CODI had approximately $176.8 million in cash and cash equivalents, $600 million outstanding in 8.00% Senior Notes due 2026 and no outstanding borrowings under its revolving credit facility.

The Company has no significant debt maturities until 2026 and had net borrowing availability of $599 million at September 30, 2020 under its revolving credit facility.

Subsequent to the end of the quarter, CODI completed the acquisition of BOA for a total purchase price of $454 million (excluding working capital and certain other adjustments upon closing, and transaction costs). CODI funded the acquisition of BOA with cash on hand and a $300 million draw on its revolving credit facility. BOA’s minority shareholders invested $61.5mm for an 18% noncontrolling interest in the equity of BOA.

For the third quarter of 2020, Compass Group Management LLC (“CGM”) volunteered to waive the management fee on cash balances held at CODI as of September 30, 2020. This followed CGM’s waiver of 50% of its management fee calculated as of June 30, 2020, which produced cash savings of approximately $5.2 million.

Third Quarter 2020 Distributions
On October 1, 2020, CODI's Board of Directors (the “Board”) declared a third quarter distribution of $0.36 per share on the Company's common shares. The cash distribution was paid on October 22, 2020 to all holders of record of common shares as of October 15, 2020. Since its IPO in 2006, CODI has paid a cumulative distribution of $20.0352 per common share.

The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, July 30, 2020, up to, but excluding, October 30, 2020. The distribution for such period is payable on October 30, 2020 to all holders of record of Series A Preferred Shares as of October 15, 2020.

The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, July 30, 2020, up to, but excluding, October 30, 2020. The distribution for such period is payable on October 30, 2020 to all holders of record of Series B Preferred Shares as of October 15, 2020.

The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred Shares covers the period from, and including, July 30, 2020, up to, but excluding, October 30, 2020. The distribution for such period is payable on October 30, 2020 to all holders of record of Series C Preferred Shares as of October 15, 2020.

Guidance Update
The Company estimates its full year 2020 consolidated subsidiary Adjusted EBITDA, before deducting corporate expense, and including Marucci and BOA as if they were acquired January 1, 2020, will be between $270 million and $280 million. In addition, the Company estimates its full year 2020 Payout Ratio, defined as our prior year’s annual distribution to common shareholders divided by our 2020 full year estimate for CAD, will be between 90% and 100%.

The Company believes that it currently has adequate liquidity and capital resources to meet its existing obligations and quarterly distributions to its shareholders, if approved by the Board of Directors over the next twelve months. The ultimate impact of COVID-19 on the Company’s business is dependent on future developments, including the duration of the pandemic and the related length of its impact on the global economy, which are highly uncertain and cannot be accurately predicted at this time. As detailed in our Form 10-Q for the period ending September 30, 2020, the Company’s results of operations, financial condition and cash flow could be impacted more dramatically than currently anticipated and as a result, the Company’s liquidity and capital resources could become more constrained than expected.

Conference Call
Management will host a conference call on Wednesday, October 28, 2020 at 5:00 p.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (833) 900-1532 and the dial-in number for international callers is (236) 712-2273. The access code for all callers is 5056636. A live webcast will also be available on the Company's website at https://www.compassdiversified.com.

A replay of the call will be available through Wednesday, November 4, 2020. To access the replay, please dial (800) 585-8367 in the U.S. and (416) 621-4642 outside the U.S., and then enter the access code 5056636.

Note Regarding Use of Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP measure used by the Company to assess its performance. We have reconciled Adjusted EBITDA to Net Income (Loss) on the attached schedules. We consider Net Income (Loss) to be the most directly comparable GAAP financial measure to Adjusted EBITDA. We believe that Adjusted EBITDA provides useful information to investors and reflects important financial measures as it excludes the effects of items which reflect the impact of long-term investment decisions, rather than the performance of near-term operations. When compared to Net Income (Loss), Adjusted EBITDA is limited in that it does not reflect the periodic costs of certain capital assets used in generating revenues of our businesses or the non-cash charges associated with impairments, as well as certain cash charges. This presentation also allows investors to view the performance of our businesses in a manner similar to the methods used by us and the management of our businesses, provides additional insight into our operating results and provides a measure for evaluating targeted businesses for acquisition. We believe Adjusted EBITDA is also useful in measuring our ability to service debt and other payment obligations.

CAD is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain quarterly distributions. We have reconciled CAD to Net Income (Loss) and Cash Flow from Operating Activities on the attached schedules. We consider Net Income (Loss) and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD.

CAD is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. We believe that CAD provides investors additional information to enable them to evaluate our performance and ability to make anticipated quarterly distributions.

Payout Ratio is a non-GAAP measure defined as our prior year's annual distribution to common shareholders divided by our CAD. We believe the Payout Ratio provides investors additional information to enable them to evaluate our performance and our ability to sustain quarterly distributions.

In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, we have not reconciled 2020 Adjusted EBITDA or 2020 Payout Ratio (which requires an estimate of 2020 CAD) to their comparable GAAP measure because we do not provide guidance on Net Income (Loss), Cash Flow Provided by Operating Activities or the applicable reconciling items as a result of the uncertainty regarding, and the potential variability of, these items. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

None of Adjusted EBITDA, CAD nor Payout Ratio is meant to be a substitute for GAAP measures and may be different from or otherwise inconsistent with non-GAAP financial measures used by other companies.

About Compass Diversified (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market. For more information, visit compassdiversified.com.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long-term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of dial-based closure systems that deliver performance fit across footwear, headwear and medical bracing products (BOA Technology);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•
The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements as to our future performance or liquidity, such as expectations regarding our results of operations, financial condition and cash flows for the full year of 2020, our 2020 Total Adjusted EBITDA, 2020 Payout Ratio and 2020 CAD and our ability to meet existing obligations and quarterly distributions as well as other statements with regard to the future performance of CODI. Forward-looking statements involve risks and uncertainties, including, but not limited to, the impact, in the near, medium and long-term, of the COVID-19 pandemic or social or political unrest on our business, results of operations, financial position, liquidity, cash flows or ability to make distributions; our business prospects and the prospects of our portfolio companies; the impact of investments that we make or expect to make; the dependence of our future success on the general economy and its impact on the industries in which we operate; the ability of our portfolio companies to achieve their objectives; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “seek,” “look,” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this press release involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in CODI’s annual report on Form 10-K and its quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters, social, civil and political unrest or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); general considerations associated with the COVID-19 pandemic and its impact on the markets in which we operate; and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. Although, except as required by law, CODI undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that CODI may make directly to you or through reports that it in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$418,903	$388,313	$1,085,979	$1,063,254
Cost of sales	265,119	251,778	695,304	684,601
Gross profit	153,784	136,535	390,675	378,653
Operating expenses:
Selling, general and administrative expense	93,036	82,027	260,850	243,736
Management fees	9,659	8,874	23,436	28,352
Amortization expense	15,222	13,520	43,506	40,632
Impairment expense	—	33,381	—	33,381
Operating income (loss)	35,867	(1,267)	62,883	32,552
Other income (expense):
Interest expense, net	(12,351)	(11,525)	(32,122)	(48,424)
Amortization of debt issuance costs	(660)	(770)	(1,795)	(2,625)
Loss on paydown of debt	—	(5,038)	—	(5,038)
Loss on sale of Tilray securities	—	(4,893)	—	(10,193)
Other income (expense), net	(447)	(689)	(2,172)	(1,213)
Income (loss) from continuing operations before income taxes	22,409	(24,182)	26,794	(34,941)
Provision for income taxes	1,606	4,400	8,477	10,375
Income (loss) from continuing operations	20,803	(28,582)	18,317	(45,316)
Income from discontinued operations, net of income tax	—	—	—	16,901
Gain on sale of discontinued operations	100	2,039	100	330,203
Net income (loss)	20,903	(26,543)	18,417	301,788
Less: Income from continuing operations attributable to noncontrolling interest	1,717	1,242	4,003	3,997
Less: Loss from discontinued operations attributable to noncontrolling interest	—	—	—	(266)
Net income (loss) attributable to Holdings	$19,186	$(27,785)	$14,414	$298,057

Basic income (loss) per common share attributable to Holdings
Continuing operations	$0.08	$(1.33)	$(0.33)	$(1.95)
Discontinued operations	—	0.03	—	5.80
	$0.08	$(1.30)	$(0.33)	$3.85

Basic weighted average number of common shares outstanding	64,900	59,900	62,556	59,900

Cash distributions declared per Trust common share	$0.36	$0.36	$1.08	$1.08

Compass Diversified Holdings
Net Sales to Pro Forma Net Sales Reconciliation
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019

Net Sales	$418,903	$388,313	$1,085,979	$1,063,254
Acquisitions (1)	—	14,946	22,500	49,987
Pro Forma Net Sales	$418,903	$403,259	$1,108,479	$1,113,241

(1) Acquisitions reflects the net sales for Marucci on a pro forma basis as if we had acquired this business on January 1, 2019.

Compass Diversified Holdings
Subsidiary Net Sales
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019

Branded Consumer
5.11 Tactical	$98,406	$98,053	$281,822	$278,978
Ergobaby	19,478	23,318	59,171	68,741
Liberty	31,186	24,729	80,599	67,566
Marucci Sports (1)	19,551	14,946	47,307	49,987
Velocity Outdoor	70,629	46,647	148,240	107,395
Total Branded Consumer	$239,250	$207,693	$617,139	$572,667

Niche Industrial
Advanced Circuits	$22,771	$21,897	$67,423	$67,405
Arnold Magnetics	22,619	30,895	76,447	90,404
Foam Fabricators	36,526	31,304	89,338	93,634
Sterno	97,737	111,470	258,132	289,131
Total Niche Industrial	$179,653	$195,566	$491,340	$540,574

Total Subsidiary Net Sales	$418,903	$403,259	$1,108,479	$1,113,241

(1) Net sales for Marucci Sports are pro forma as if we had acquired this business on January 1, 2019.

Compass Diversified Holdings
Net Income to Adjusted EBITDA and Cash Flow Available for Distribution and Reinvestment
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$20,903	$(26,543)	$18,417	$301,788
Income from discontinued operations, net of income tax	—	—	—	16,901
Gain on sale of discontinued operations	100	2,039	100	330,203
Income (loss) from continuing operations	$20,803	$(28,582)	$18,317	$(45,316)
Provision for income taxes	1,606	4,400	8,477	10,375
Income (loss) from continuing operations before income taxes	$22,409	$(24,182)	$26,794	$(34,941)
Other expense, net	(447)	(5,727)	(2,172)	(6,251)
Amortization of debt issuance costs	(660)	(770)	(1,795)	(2,625)
Loss on sale of Tilray securities	—	(4,893)	—	(10,193)
Interest expense, net	(12,351)	(11,525)	(32,122)	(48,424)
Operating income	$35,867	$(1,267)	$62,883	$32,552
Adjusted For:
Depreciation	8,790	8,402	25,692	24,627
Amortization	16,602	13,520	47,886	40,632
Noncontrolling shareholder compensation	2,171	936	6,116	4,265
Acquisition expenses	273	—	2,315
Integration services fees	500	—	500	281
Management fees	9,659	8,874	23,436	28,352
Other	(1)	—	597	324
Adjusted EBITDA	$73,861	$63,846	$169,425	$164,414
Interest at Corporate, net of unused fee (1)	(12,015)	(10,772)	(31,113)	(43,137)
Swap payment	—	(372)	—	(675)
Management fees	(9,659)	(8,874)	(23,436)	(28,352)
Capital expenditures (maintenance)	(3,828)	(3,256)	(10,366)	(11,265)
Current tax expense (cash taxes) (2)	975	(6,572)	(11,829)	(12,582)
Preferred share distributions	(6,046)	(3,781)	(17,633)	(11,344)
Discontinued operations	—	—	—	16,987
Miscellaneous items	173	—	(395)	—
Cash Flow Available for Distribution and Reinvestment ("CAD")	$43,461	$30,219	$74,653	$74,046

(1)
Interest expense at Corporate reflects consolidated interest expense less non-cash components such as, unrealized gains and losses on our swap and original issue discount amortization. We include the cash component of our swap payment above in our reconciliation to CAD.

(2)	Current tax expense is calculated by deducting the change in deferred tax from the statement of cash flows from the income tax provision on the statement of operations.

Compass Diversified Holdings
Adjusted EBITDA (1)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019

Branded Consumer
5.11 Tactical	$14,945	$12,049	$36,324	$31,610
Ergobaby	4,856	5,872	13,793	16,689
Liberty	6,280	3,207	13,911	7,624
Marucci Sports (2)	5,442	—	4,615	—
Velocity Outdoor	14,549	8,243	25,039	15,964
Total Branded Consumer	$46,072	$29,371	$93,682	$71,887

Niche Industrial
Advanced Circuits	$7,052	$6,894	$20,887	$21,405
Arnold Magnetics	1,319	4,447	7,973	11,610
Foam Fabricators	8,780	7,629	22,011	22,675
Sterno	13,673	18,779	34,844	46,519
Total Niche Industrial	$30,824	$37,749	$85,715	$102,209
Corporate expense (3)	(3,035)	(3,274)	(9,972)	(9,681)
Total Adjusted EBITDA	$73,861	$63,846	$169,425	$164,415

(1)	Please refer to the recently filed Form 10-Q for detail on subsidiary Adjusted EBITDA and reconciliation to net income.

(2)
The above results for Marucci Sports does not include management's estimate of adjusted EBITDA, before our ownership, of $3.9 million for the nine months ended September 30, 2020, and $3.0 million and $7.9 million, respectively, for the three and nine months ended September 30, 2019. Marucci Sports was acquired on April 20, 2020.

(3)	Please refer to the recently filed Form 10-Q for a reconciliation of our Corporate expense to Net Income.

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Nine months ended September 30,
(in thousands)	2020	2019
Net cash provided by operating activities	$112,872	$31,584
Net cash (used in) provided by investing activities	(236,502)	760,148
Net cash provided by (used in) financing activities	200,395	(557,118)
Effect of foreign currency on cash	(260)	(2,102)
Net increase in cash and cash equivalents	76,505	232,512
Cash and cash equivalents — beginning of period (1)	100,314	53,326
Cash and cash equivalents — end of period	$176,819	$285,838

(1) Includes cash from discontinued operations of $4.6 million at January 1, 2019.

Compass Diversified Holdings Condensed Consolidated Table of Cash Flow Available for Distribution and Reinvestment (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$20,903	$(26,543)	$18,417	$301,788
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	25,392	21,922	73,578	78,413
Gain on sale of business	(100)	(2,039)	(100)	(330,203)
Impairment expense	—	33,381	—	33,381
Amortization of debt issuance costs and original issue discount	577	863	1,656	3,022
Unrealized loss on interest rate hedge	—	136	—	3,486
Noncontrolling stockholder charges	2,171	936	6,116	6,204
Provision for loss on receivables	1,855	2,041	4,374	2,786
Other	621	5,465	1,776	5,961
Deferred taxes	2,581	(2,172)	(3,352)	(14,538)
Changes in operating assets and liabilities	(29,458)	(11,060)	10,407	(58,716)
Net cash provided by operating activities	24,542	22,930	112,872	31,584
Plus:
Unused fee on revolving credit facility	420	511	1,148	1,393
Successful acquisition costs	273	—	2,315	596
Integration services fee (1)	500	—	500	281
Realized loss from foreign currency effect (2)	—	—	—	363
Changes in operating assets and liabilities	29,458	11,060	—	58,716
Loss on sale of Tilray securities	—	4,893	—	10,193
Less:
Maintenance capital expenditures (3)	3,829	3,256	10,366	14,760
Payment of interest rate swap	—	372	—	675
Changes in operating assets and liabilities	—	—	10,407	—
Preferred share distributions	6,046	3,781	17,633	11,344
Other (4)	1,857	1,766	3,776	2,301
CAD	$43,461	$30,219	$74,653	$74,046

Distribution paid in April 2020/ 2019	$—	$—	$21,564	$21,564
Distribution paid in July 2020/ 2019	—	—	23,364	21,564
Distribution paid in October 2020/ 2019	23,364	21,564	23,364	21,564
	$23,364	$21,564	$68,292	$64,692

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)
Represents maintenance capital expenditures that were funded from operating cash flow, net of proceeds from the sale of property, plant and equipment, and excludes growth capital expenditures of approximately $4.1 million and $4.3 million, respectively, for the three months ended September 30, 2020 and 2019, and $9.7 million and $10.7 million, respectively, for the nine months ended September 30, 2020 and 2019.

(4)	Represents the effect on earnings of reserves for inventory and accounts receivable.

Compass Diversified Holdings
Maintenance Capital Expenditures
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Branded Consumer
5.11 Tactical	$113	$211	$897	$1,547
Ergobaby	250	346	374	583
Liberty	146	413	438	720
Marucci Sports	169	—	220	—
Velocity Outdoor	1,070	1,056	2,743	2,096
Total Branded Consumer	$1,748	$2,026	$4,672	$4,946

Niche Industrial
Advanced Circuits	$261	$—	$354	$1,126
Arnold Magnetics	1,131	1,068	2,761	2,874
Foam Fabricators	543	451	1,518	1,387
Sterno Group	146	(289)	1,061	932
Total Niche Industrial	$2,081	$1,230	$5,694	$6,319

Total maintenance capital expenditures	$3,829	$3,256	$10,366	$11,265

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$176,819	$100,314
Accounts receivable, net	242,947	191,405
Inventories	344,036	317,306
Prepaid expenses and other current assets	36,873	35,247
Total current assets	800,675	644,272
Property, plant and equipment, net	155,601	146,428
Goodwill and intangible assets, net	1,128,389	1,000,465
Other non-current assets	107,319	100,727
Total assets	$2,191,984	$1,891,892

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$249,471	$178,857
Due to related party	9,283	8,049
Current portion, long-term debt	—	—
Other current liabilities	25,022	22,573
Total current liabilities	283,776	209,479
Deferred income taxes	30,854	33,039
Long-term debt	592,107	394,445
Other non-current liabilities	94,554	89,054
Total liabilities	1,001,291	726,017
Stockholders' equity
Total stockholders' equity attributable to Holdings	1,119,899	1,115,327
Noncontrolling interest	70,794	50,548
Total stockholders' equity	1,190,693	1,165,875
Total liabilities and stockholders’ equity	$2,191,984	$1,891,892